EXHIBIT 19.1
THE WENDY’S COMPANY
SECURITIES TRADING POLICY

Updated as of December 18, 2024

SECTION A – TRADING RESTRICTIONS
(Applies to all Directors, Officers and Employees of, and
Designated Consultants to, Wendy’s and its Subsidiaries)

Why did Wendy’s adopt this policy?

Federal and state securities laws prohibit the purchase or sale of a company’s securities by all persons who are aware of material information about that company that is not generally known or available to the public (“material nonpublic information”). These securities laws also generally prohibit persons who are aware of material nonpublic information from disclosing that information to others who may trade on the basis of that information. Companies and their controlling persons can be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

The Wendy’s Company (“Wendy’s”) adopted this Securities Trading Policy to help Wendy’s and its subsidiaries (collectively, the “Company”) and their respective directors, officers, employees and designated consultants comply with federal and state securities laws and avoid even the appearance of questionable or improper conduct in connection with transactions in the Company’s securities, including Wendy’s common stock, options to purchase common stock and any other type of security that the Company may issue, including, but not limited to, preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively, “Company Securities”).

It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact Wendy’s Chief Legal Officer or Wendy’s Director – Corporate & Securities Counsel (each, a “Trading Compliance Officer”). Please do not try to resolve uncertainties on your own.

What is Wendy’s securities trading policy?

No Trading on Inside Information and No Tipping. No director, officer or employee of the Company, or any consultant to the Company who is designated by a Trading Compliance Officer (or the Wendy's Board of Directors), who is aware of material nonpublic information relating to the Company or Company Securities may, directly or indirectly through family members or other persons or entities:
1.     Engage in any transaction in Company Securities, except as otherwise specified in Section A of this policy (under the heading “Types of Transactions Covered”) and in Section C of this policy;
2.     Recommend that others engage in any transaction in Company Securities;
3.     Disclose material nonpublic information to a person (i) within the Company whose job does not require him or her to have such information or (ii) outside of the Company, including, but not limited to, family, friends, business partners or associates, consultants and investors (excluding those disclosures by a person subject to this policy and acting within his or her business responsibilities (a) made to another person having a need for such information in order to fulfill such other person’s obligations to the Company and who has a duty (whether by contract, fiduciary duty or ethical duty) to the Company to maintain the confidence of such information or (b) otherwise in accordance with the Company’s policies regarding the authorized external disclosure of information regarding the Company, including Wendy’s Public Disclosure Policy); or
4.     Assist anyone engaged in the above prohibited activities.

It is also the policy of the Company that the Company will not engage in any transaction in Company Securities while aware of material nonpublic information relating to the Company or Company Securities, except pursuant to a Rule 10b5-1 trading plan entered into and maintained in compliance with applicable securities laws.

No Speculative Transactions. You may not engage in speculative transactions in Company Securities, including speculative transactions that are intended to hedge or offset a decrease in the market value of Company Securities. Specifically, you may not (i) engage in short sales of Company Securities, (ii) engage in transactions in publicly traded options of Company Securities, such as puts, calls and straddles, (iii) engage in any other hedging transactions, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds, unless previously approved by a Trading Compliance Officer, or (iv) purchase Company Securities on margin, purchase or hold Company Securities in a margin account (having margin debt outstanding) or otherwise pledge Company Securities as collateral for a loan, unless previously approved by a Trading Compliance Officer. See “Are there any special or prohibited transactions that I should be aware of?” below for additional details.

Blackout and Pre-Clearance Procedures. In addition to being subject to the restrictions described in Section A of this policy, each (i) director and officer of Wendy’s, (ii) employee of the Company designated by a Trading Compliance Officer (or the Wendy’s Board of Directors) or (iii) consultant or business partner or associate to the Company designated by a Trading Compliance Officer (or the Wendy’s Board of Directors) (each, an “Access Person”) is also subject to the blackout procedures described in Part I of Section B of this policy. Further, each director and executive officer of Wendy’s and each other Access Person who is designated by a Trading Compliance Officer (or the Wendy’s Board of Directors) (each, a “Pre-Clearance Person”) is additionally subject to the pre-clearance procedures described in Part II of Section B of this policy.

Confidentiality; Public Disclosure Policy. All directors, officers, employees and designated consultants have an obligation of confidentiality to the Company with respect to information regarding the Company or Company Securities. In addition, the Company is required under Securities and Exchange Commission (“SEC”) Regulation FD (Fair Disclosure) to avoid the selective disclosure of material nonpublic information. It is against the law and the policy of the Company for any person “acting on behalf of the Company” to selectively disclose material nonpublic information regarding the Company or Company Securities to brokers, dealers, investment advisors, institutional investment managers, investment companies or other securities market professionals (as described in Regulation FD) or to holders of the Company’s securities under circumstances where it is reasonably foreseeable that such persons may be likely to trade Company Securities on the basis of such information, unless the information is simultaneously disclosed to the public. Wendy’s has adopted a Public Disclosure Policy that limits the persons authorized to publicly disclose material information regarding the Company or Company Securities and establishes specific procedures for such disclosures. The Public Disclosure Policy constitutes a part of the Company’s Compliance Program, and you should review it carefully. If you need an additional copy of the Public Disclosure Policy, please contact a member of Wendy’s Legal Department.

Other Companies’ Securities Covered. No person subject to this policy who, in the course of working for or providing services to the Company, learns of material nonpublic information about a company with which the Company does business, including a vendor, supplier, service provider or customer of the Company, or other company with which the Company engages in negotiations related to a significant business or corporate transaction (each, a “Restricted Company”), may trade in such Restricted Company’s securities until the information becomes public or is no longer material.

Mandatory Compliance. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this policy. The securities laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

20-20 Hindsight. If your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

Who and what does this policy cover?

Persons Subject to this Policy. All directors, officers and employees of, and designated consultants to, the Company are subject to this policy. The same restrictions that apply to you also apply to (i) your family members who share your household (including your spouse, child, child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and immediate in-laws), (ii) anyone else who shares your household and (iii) any family members who do not share your household but whose transactions in Company Securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company Securities) (collectively, “Family Members”).

In addition, the restrictions apply to entities that you control or have significant influence over, including partnerships in which you are a general partner, trusts of which you are a trustee, foundations of which you are a director or trustee and estates of which you are an executor (collectively, “Controlled Entities”).

You are responsible for making sure that transactions in Company Securities by your Family Members or Controlled Entities comply with this policy.

A Trading Compliance Officer (or the Wendy’s Board of Directors) may from time to time designate certain consultants or business partners or associates as being subject to this policy, including persons regularly apprised on material nonpublic information about the Company.

Application after Termination of Employment with the Company. This policy continues to apply to your transactions in Company Securities after you have terminated your employment or other services to the Company. This means that if you are aware of material nonpublic information when your employment or service relationship terminates, you may not engage in transactions in Company Securities (or securities of a Restricted Company as described above) until that information has become public or is no longer material.

Types of Transactions Covered. Transactions subject to this policy include purchases, sales and gifts of Company Securities, including sales of Wendy’s common stock upon (i) the exercise of stock options or (ii) the vesting of restricted stock, restricted stock units or performance units. However, except as specifically noted below, this policy does not apply in the case of the following transactions:

Stock Option Exercises. This policy’s trading restrictions generally do not apply to (i) the exercise of a stock option acquired pursuant to the Company’s equity plans, (ii) the “net settlement” or “net exercise” of a stock option, where a portion of the exercised shares equal in fair market value to the exercise price is tendered to the Company in lieu of paying the exercise price in cash, or (iii) the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to any disposition of the underlying stock, a “cashless exercise” of a stock option through a broker, which entails selling a portion of the underlying stock to cover the costs of exercise or taxes due, or any other market sale of stock for the purpose of generating cash to pay the exercise price of an option.

Restricted Stock, Restricted Stock Units and Performance Units. This policy’s trading restrictions generally do not apply to the vesting of restricted stock, restricted stock units or performance units, or to the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, restricted stock units or performance units. The trading restrictions do apply, however, to any disposition of the underlying stock.

Mutual Funds. This policy does not apply to transactions in mutual funds that are invested in Company Securities.

Are there any special or prohibited transactions that I should be aware of?

There may be a heightened legal risk or an appearance of improper or inappropriate conduct if the persons subject to this policy engage in certain types of transactions. Therefore, except as specifically noted below, it is the Company’s policy that any persons covered by this policy may not engage in any of the following transactions:

Short Sales. Short sales of Company Securities (selling borrowed securities that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, you may not engage in short sales of Company Securities, including “sales against the box” (selling owned, but not delivered securities). In addition, Section 16(c) of the Exchange Act of 1934, as amended (the “Exchange Act”) prohibits directors and executive officers from engaging in short sales.

Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that the person is trading based on material nonpublic information and focus the person’s attention on short-term stock performance at the expense of the Company’s long-term business objectives. Accordingly, transactions in put options, call options, straddle options or other publicly traded options of Company Securities, on an exchange or in any other organized market, are prohibited by this policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such hedging transactions may permit a person to continue to own Company Securities without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, all such hedging or monetization transactions are prohibited by this policy unless previously approved by a Trading Compliance Officer.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities. Therefore, purchasing Company Securities on margin, purchasing or holding Company Securities in a margin account (having margin debt outstanding) or otherwise pledging Company Securities as collateral for a loan is prohibited by this policy unless previously approved by a Trading Compliance Officer.

Short Term (“In and Out”) Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock performance instead of the Company’s long-term business objectives. For these reasons, the Company strongly discourages “in and out” trading of Company Securities.  In addition, directors and executive officers should be aware of, and take into account, the reporting and short-swing profit recapture implications of “in and out” trading under Section 16 of the Exchange Act.

Standing and Limit Orders. A standing or limit order placed with a broker to sell or purchase Company Securities at a specified price leaves a person with no control over the timing of the actual purchase or sale transaction. Furthermore, a standing or limit order transaction executed by the broker when a person is aware of material nonpublic information may result in unlawful insider trading, unless executed pursuant to an approved Rule 10b5-1 plan. Accordingly, standing and limit orders should be used only for a brief period of time and should be issued and executed only during open trading windows (or pursuant to an approved Rule 10b5-1 plan, as described in Section C of this policy).

What is material nonpublic information?

The definition of material nonpublic information has two parts – materiality and public availability.

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, sell or hold a security. Any information that could be expected to affect a company’s stock price, whether positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all relevant facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material include:

•Financial results (monthly, quarterly, annual or otherwise);
•Projections of future financial results, including earnings or losses;
•Changes to the Company’s previously announced financial outlook or the decision to suspend the financial outlook;
•The launch of significant new products, services or businesses;
•A change in dividend policy or the declaration of a stock split;
•The establishment or modification of significant stock or debt repurchase transactions or programs;
•The imposition of a ban on trading in Company Securities or the securities of another company;
•A pending or proposed merger, acquisition, tender offer or joint venture;
•A purchase or sale of significant assets or the acquisition or disposition of a significant subsidiary or business unit;
•Significant new contracts, the gain or loss of significant franchisees or suppliers, or a significant increase or decrease in customers;
•Significant marketing initiatives or significant changes in pricing or cost structure;
•Significant related person transactions;
•An impending bankruptcy or restructuring event, or the existence of significant liquidity problems;
•Pending or threatened significant litigation, including any significant developments in such litigation, or the resolution of such litigation;
•A change in auditors or notification that auditor reports may no longer be relied upon;

•Public or private offerings of securities;
•Changes in senior management;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, breach or unauthorized access of the Company’s property or assets;
•Significant bank borrowings or other financing transactions outside the ordinary course of the Company’s business;
•Changes in debt ratings; and
•Significant write-downs of assets or additions to reserves for bad debts or contingent liabilities.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information should be considered public only after it has been released broadly to the marketplace (such as by a press release or SEC filing) and the investing public has had time to absorb the information fully. By contrast, information would likely not be considered widely disseminated if it is available only to the employees or franchisees of the Company, or if it is available only to a select group of analysts, brokers or institutional investors. As a general rule, information should not be considered fully absorbed by the marketplace until one full trading day has passed after the information is publicly disseminated. If, for example, the Company were to release material information before the market opens on a Tuesday morning, you should not trade in Company Securities until the market opens on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the dissemination of specific material nonpublic information.

What are the consequences of violating this policy?

Each director, officer, employee and designated consultant has the individual responsibility to comply with the requirements of this policy. The consequences of violating the policy can be severe. Directors, officers, employees and consultants (or any of their tippees) who are aware of material nonpublic information and engage in transactions in Company Securities may be subject to the following penalties under the securities laws:
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5.0 million; and
•A jail term of up to 20 years.

A director, officer, employee or designated consultant who tips material nonpublic information to a person who then engages in transactions in Company Securities may be subject to the same legal penalties as the tippee, even if the director, officer, employee or consultant did not engage in a transaction and did not profit from the tippee’s trading. Any person who violates this policy may also be subject to Company-imposed sanctions, including termination for cause, whether or not the violation results in a violation of law.

In addition, if the Company fails to take reasonable steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation with large civil penalties, as well as criminal fines. These civil penalties can extend to you personally if you are a director or officer of the Company, or you have a supervisory position within the Company, and you fail to take reasonable steps to prevent insider trading.

SECTION B – SPECIAL TRADING LIMITATIONS
(Part I Applies to all Access Persons, and Parts I and II Apply to all Pre-Clearance Persons)

If you are an Access Person (which includes the Company’s directors, officers and designated employees, consultants and business partners or associates), you are subject to the restrictions and procedures set forth in Part I of this Section B in addition to the restrictions and procedures set forth elsewhere in this policy (but excluding Part II of this Section B).

If you are a Pre-Clearance Person (which includes the Company’s directors, executive officers and certain designated Access Persons), you are subject to the restrictions and procedures set forth in Parts I and II of this Section B in addition to the restrictions and procedures set forth elsewhere in this policy.

If you are not an Access Person or a Pre-Clearance Person, you are not subject to the restrictions and procedures set forth in this Section B.

If you are an Access Person or a Pre-Clearance Person, the same restrictions and procedures described in this Section B that apply to you also apply to your Family Members and Controlled Entities (collectively, “Related Parties”). Access Persons and Pre-Clearance Persons are responsible for compliance with this policy by their Related Parties.
PART I

What blackout procedures are Access Persons subject to under this policy?

Quarterly and Interim Earnings Blackout Periods. Access Persons are prohibited from engaging in any transaction involving Company Securities during the period (i) beginning on (a) the date that is three weeks prior to the final day of the Company’s fiscal quarter or (b) such other date designated by a Trading Compliance Officer (or the Wendy’s Board of Directors) and communicated by the Company and (ii) ending on the first full trading day after the public release by Wendy’s of earnings for such quarter. Wendy’s may, in addition to its quarterly earnings reports, issue interim earnings reports or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. When such situations arise, you will be notified by a Trading Compliance Officer (or the Wendy's Board of Directors) that trading is blacked out while the Company assembles the information and until the information is released and absorbed by the market.

Event-Specific Blackout Periods. If an unreported event that is material to the Company occurs or is anticipated to occur and the Company determines that an event-specific blackout period is appropriate, you may not engage in transactions in Company Securities during such blackout period. In general, the existence of an event-specific blackout period will not be announced, except to those aware of the event causing the blackout. If you request approval to engage in transactions in Company Securities during an event-specific blackout period, you will be informed that a blackout period is in place, but you may not be told the cause of the blackout. Any person made aware of the blackout may not disclose the existence of the blackout to anyone else. The failure of the Company to notify a person that they are subject to an event-specific blackout period will not relieve that person of the obligation not to engage in transactions in Company Securities while aware of material nonpublic information.

Is there an exception for approved SEC Rule 10b5-1 plans?

Yes. A transaction in Company Securities pursuant to an approved SEC Rule 10b5-1 plan is not subject to the prohibitions of this policy. A valid Rule 10b5-1 plan must be entered into when the covered person is not aware of any material nonpublic information concerning the Company or Company Securities. The creation, modification or termination of a previously adopted Rule 10b5-1 plan will be treated by the Company as a transaction subject to the blackout rules described in this Part I of Section B (and, if applicable to you, the pre-clearance rules described in Part II of this Section B). See Section C of this policy for further information regarding the establishment and operation of Rule 10b5-1 plans.

Are there any other restrictions that apply to directors and executive officers, in particular?

Yes, the Company’s directors and executive officers are subject to a number of other requirements, including the following:
•Section 16 of the Exchange Act and the rules thereunder, which are applicable to Wendy’s directors and executive officers. These rules generally require the prompt (within two business days) reporting of any transaction in Company Securities, and the disgorgement (return to Wendy’s) of any profits on opposite-way transactions made within a six-month period. If you are a Form 4 filer, Wendy’s will undertake to assist you in filing your Form 4s if you notify a Trading Compliance Officer of a proposed transaction in a timely manner, but Wendy’s accepts no responsibility or liability for your Form 4 filings, which are a personal responsibility;
•Section 13 of the Exchange Act, which requires the prompt reporting of changes in ownership by persons or groups that own 5% or more of Wendy’s equity securities;
•Hart-Scott-Rodino Antitrust Improvements Act pre-clearance by the Department of Justice or the Federal Trade Commission of purchases of certain Company Securities exceeding the applicable transaction threshold ($119.5 million in voting securities for 2024, subject to annual adjustment) and satisfaction of certain other conditions;
•SEC Regulation M, which regulates insider and Company purchases of Company Securities while the Company is engaged in a distribution of securities;
•SEC Rule 10b-18, which provides a safe harbor for Company repurchases and concurrent insider purchases if certain specific requirements on the manner, timing, amount and price of purchases are met; and
•Section 5 of the Securities Act and Rule 144 under the Securities Act with respect to registration and sale of securities. Generally, every sale of a security must be registered with applicable governmental authorities and must be preceded or accompanied by the delivery of a prospectus to buyers, unless there is an applicable exemption, such as SEC Rule 144. This rule provides for an exemption for sales by insiders if certain conditions are met, including the filing of a Form 144 by Rule 144 “affiliates” if the sale involves more than 5,000 shares or the aggregate dollar amount is greater than $50,000 in any three-month period.

These restrictions are very complicated and should be discussed with a Trading Compliance Officer prior to engaging in any transaction involving Company Securities.

PART II

Does Wendy’s have any pre-clearance procedures for transactions in Company Securities?

Yes. In addition to the blackout procedures described in Part I of this Section B, all transactions in Company Securities (including purchases, sales and gifts) by any person designated as a Pre-Clearance Person, other than trades pursuant to a previously approved Rule 10b5-1 plan, must be pre-cleared by a Trading Compliance Officer or an authorized member of their team. Except as noted below, all requests for pre-clearance should be submitted to a Trading Compliance Officer at least one business day in advance of the proposed transaction. The Trading Compliance Officers are under no obligation to approve a transaction submitted for pre-clearance and may decide not to permit the proposed transaction. If a proposed transaction has been approved, the requesting Pre-Clearance Person may complete the transaction (or enter into a Rule 10b5-1 plan) during the then-open trading window, unless permission is revoked or the requesting Pre-Clearance Person becomes aware of material nonpublic information before the transaction is effected (or Rule 10b5-1 plan is entered into). If a Pre-Clearance Person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

When a pre-clearance request is made, the requesting Pre-Clearance Person should carefully consider whether he or she may be aware of any material nonpublic information about the Company or Company Securities and should describe fully any potentially relevant circumstances to a Trading Compliance Officer.

In addition, each director or executive officer requesting pre-clearance must:
1.Indicate whether he or she has executed any non-exempt “opposite-way” transactions in Company Securities within the prior six months;
2.Be prepared to report the proposed transaction on a Form 4 or 5, as appropriate (or coordinate with the Company to do so by providing to a Trading Compliance Officer written notice of the details of each transaction in Company Securities on the day such transaction is effectuated); and
3.Comply with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and file a Form 144, if necessary, at the time of any sale (or arrange for his or her broker to do so).

Application after Termination of Employment with the Company. For each Pre-Clearance Person, the pre-clearance procedures described in this Part II of Section B will continue to apply until (i) the expiration of any blackout period or other Company-imposed trading restriction applicable at the time of the termination of employment with, or service to, the Company and/or (ii) such other period of time designated by a Trading Officer (or the Wendy’s Board of Directors) and communicated by the Company. Note that directors and executive officers of Wendy’s should also pre-clear any transactions in Company Securities during the six-month period following the termination of their service to, or employment with, the Company as such transactions may be subject to Section 16(b) of the Exchange Act.

SECTION C – SEC RULE 10b5-1 PLANS
(Applies to all Access Persons)

What are the requirements and procedures for entering into an SEC Rule 10b5-1 Plan?

Rule 10b5-1 Plans. SEC Rule 10b5-1 under the Exchange Act provides an affirmative defense against insider trading liability. If intending to rely on this defense, an Access Person must enter into a plan for transactions in Company Securities that meets the conditions specified in Rule 10b5-1 (a “Rule 10b5-1 plan”). If the plan meets the conditions specified in Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions, such as the ability to transact in Company Securities during a closed trading window. In general, a Rule 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the Rule 10b5-1 plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Wendy’s permits its directors, officers and other Access Persons to establish Rule 10b5-1 plans. However, great care must be exercised in relying on Rule 10b5-1 for many reasons, including the following:
1.In order to meet the requirements of Rule 10b5-1, binding contracts, instructions and written plans must (i) fix the amount, price and dates of future trades, (ii) provide a formula or algorithm for determining the amount, price and dates of future trades or (iii) delegate discretion for determining amount, price and dates to a third party precisely as provided under the rule.
2.The ability to modify the provisions of a Rule 10b5-1 plan is limited, and modification or termination of those provisions may raise securities laws issues.
3.Although Rule 10b5-1 provides an affirmative defense to liability under Rule 10b-5, it does not eliminate other relevant securities law requirements and prohibitions. Therefore, engaging in transactions in reliance on Rule 10b5-1 must also be designed to comply with the reporting and short-swing profit rules under Section 16 of the Exchange Act, the limitations on insider selling imposed by Rule 144 under the Securities Act and, in some cases, certain other securities laws requirements.
4.Rule 10b5-1 provides an affirmative defense. If the government (or a plaintiff) can prove that an individual was aware of material nonpublic information at the time of a transaction, the burden of proving that the transaction was effected pursuant to an adequate contract, instruction or written plan will be on the individual. Compliance must be well documented and capable of proof in court.

Procedures for Establishing Rule 10b5-1 Plans. If you wish to establish a plan designed to comply with Rule 10b5-1, you must follow the procedures listed below:
1.Rule 10b5-1 plans must be in the form of a written contract, instruction or plan.
2.The Rule 10b5-1 plan must be reviewed and approved in advance by a Trading Compliance Officer.
3.You must enter into the Rule 10b5-1 plan when you are not aware of or in possession of any material nonpublic information concerning the Company or Company Securities and when you are not subject to any blackout period.
4.The Rule 10b5-1 plan must either:

•Specify the amount of Company Securities to be purchased or sold (i.e., a set number of shares or a set dollar amount) and the price and date on which the Company Securities are to be purchased or sold;
•Include a written formula or algorithm for determining the amount of Company Securities to be purchased or sold and the price and date of their purchase or sale; or
•Effectively delegate to a third party who does not have access to any material nonpublic information all power to determine how, when and whether to effect purchases or sales of the Company Securities.
5.You will not be permitted to make any changes to the Rule 10b5-1 plan when you are aware of or in possession of any material nonpublic information concerning the Company or Company Securities or during any blackout period.
6.Cancellations or modifications of a Rule 10b5-1 plan must be approved in advance by a Trading Compliance Officer and must be in writing.

7.For directors and officers, no transaction may take place under a Rule 10b5-1 plan until the later of (i) 90 days following the adoption or modification of the Rule 10b5-1 plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 plan was adopted or modified (but in any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan).

8.For persons other than directors and officers, no transaction may take place under a Rule 10b5-1 plan until 30 days following the adoption or modification of a Rule 10b5-1 plan.

9.Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 plan at the same time.

10.Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 plan as a single transaction in any 12-month period.

11.An Access Person must act in good faith with respect to entering into and operating a Rule 10b5-1 plan. A Rule 10b5-1 plan may not be entered into or operated as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 plan are not per se prohibited, a Rule 10b5-1 plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

12.Directors and officers must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

Public Reporting. The Company and the Company’s directors and officers must make certain disclosures in SEC filings concerning Rule 10b5-1 plans, including the public disclosure of any Rule 10b5-1 plan adopted, modified or terminated by a director or officer. Directors and officers must undertake to provide any information requested by the Company regarding Rule 10b5-1 plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances. Additionally, the Company will need to establish a procedure with whoever is handling your transactions to ensure:

•Prompt filing of a Form 4 after each transaction takes place (transactions by directors and executive officers effected pursuant to a Rule 10b5-1 plan must be reported on a Form 4 within two business days of the date of execution or, where the director or executive officer does not select the transaction date, within two business days after the earlier of notice from the executing broker of the trade and the third business day following the date of the trade); and
•Compliance with Rule 144 under the Securities Act and the filing of a Form 144, if necessary, at the time of any sale.

Most sophisticated brokers, investment bankers and advisors have developed standard documentation for Rule 10b5-1 plans. If you choose to enter into a Rule 10b5-1 plan, we strongly recommend you work with a brokerage firm that is experienced in these matters. In order to ensure compliance with Rule 10b5-1, please remember that you must submit any proposed Rule 10b5-1 plan or any proposed modification or termination of a Rule 10b5-1 plan to a Trading Compliance Officer for review and approval in advance of entering into, modifying or terminating such plan.

Transactions Outside of a Plan. The Rule 10b5-1 affirmative defense will not apply to trades made outside of a Rule 10b5-1 plan, and engaging in transactions in Company Securities outside a Rule 10b5-1 plan could be viewed as a hedging transaction. Further, for an insider subject to the volume limitations of Rule 144, the sale of securities outside of a Rule 10b5-1 plan could effectively reduce the number of shares that could be sold under the plan, which could be deemed an impermissible modification of the plan. Accordingly, Access Persons are encouraged to consult with a Trading Compliance Officer prior to engaging in securities transactions outside of Rule 10b5-1 plans.